Exhibit 99.1

Contacts:	John D. Hertz	Robin Yim
	Chief Financial Officer	Investor Relations
	Novellus Systems, Inc.	Novellus Systems, Inc.
	Phone: (408) 943-9700	Phone: (408) 943-9700

FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS REPORTS SECOND QUARTER RESULTS

SAN JOSE, Calif., July 12, 2010—Novellus Systems, Inc. (NASDAQ: NVLS) today reported operating results for its second quarter ended June 26, 2010. Net sales for the second quarter of 2010 were $321.4 million, up $45.1 million or 16.3 percent from first quarter 2010 net sales of $276.2 million, and up $202.2 million or 169.6 percent from second quarter 2009 net sales of $119.2 million. Net income for the second quarter of 2010 was $63.3 million, or $0.66 per diluted share, up $22.1 million from first quarter 2010 net income of $41.3 million, or $0.43 per diluted share. The second quarter 2009 net loss was $50.0 million, or $0.52 per diluted share.

Bookings in the second quarter of 2010 were $384.9 million, up $63.5 million or 19.8 percent from first quarter 2010 bookings of $321.4 million. Second quarter 2010 shipments of $332.1 million were up by $49.3 million or 17.4 percent from $282.8 million in the first quarter of 2010. Deferred revenue as of the end of the second quarter of 2010 was $44.4 million, an increase of $6.9 million or 18.4 percent from $37.5 million at the end of the first quarter of 2010. Deferred revenue in the first and second quarters of 2010 included $25.8 million and $30.6 million, respectively, related to system sales.

Cash, cash equivalents, and short-term investments as of the end of the second quarter were $555.0 million, an increase of $2.1 million or 0.4 percent from the first quarter 2010 ending balance of $552.9 million. Long-term investments and restricted cash and cash equivalents as of the end of the second quarter were $187.7 million, a decrease of $11.0 million or 5.5 percent from the first quarter 2010 ending balance of $198.7 million. During the second quarter of 2010, we repurchased 4.4 million shares of our common stock, at an average price of $24.57 per share, for $107.2 million. Cash flow from operations during the second quarter of 2010 was $104.2 million, up $42.2 million or 67.9 percent from $62.0 million in the first quarter of 2010.

Richard S. Hill, Chairman and Chief Executive Officer said, “This current upturn in semiconductor demand is being fueled by growth in a wide spectrum of electronics products. We anticipate that the “gentrification” of the worldwide communications infrastructure along with increased public-sector IT investment and growth in China consumerism will continue to support a multi-year recovery in the semiconductor equipment industry. In this robust environment, Novellus has continued to improve on all our operational metrics, while remaining on track with our financial business model.” Hill also added, “We are very excited about our new suite of products for the advanced wafer level packaging (WLP) market. This includes the introduction of SABRE 3D, a new wet processing platform with launch applications focused on 3D interconnects. This new and growing market opportunity allows Novellus to leverage our leadership in interconnect technology and productivity to meet the new and ever more challenging technical requirements and cost constraints of 3D integration. We believe that the “New Vertical Reality” of semiconductor technology promises ever increasing value for our customers.”

Management uses non-GAAP measures to evaluate operating performance. The discussion of bookings and shipments are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. We discuss bookings and shipments because we believe these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. Non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding (i) the continued support of a multi-year recovery in the semiconductor equipment industry; (ii) the growth of the 3D interconnect market; (iii) our ability to leverage our leadership in interconnect technology and productivity; (iv) continued improvement on operational metrics while remaining on track with our financial business model; and (v) the potential increasing value to our customers from the “New Vertical Reality” of semiconductor technology. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include but are not limited to (i) the failure of the economy, or the specific markets in which we operate, to continue to improve; (ii) increased competition from new competitors or current competitors with new products; (iii) our inability to maintain customer satisfaction; and (iv) other risks indicated in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 27, 2010, our Current Reports on Form 8-K, and amendments to such reports. Forward-looking statements are made and based on information available to us on the date of this press release. We do not assume, and expressly disclaim, any obligation to update this information.

About Novellus:

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. The Company’s products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, CA with subsidiary offices across the globe. For more information please visit www.novellus.com.

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts) (Unaudited)	June 26, 2010	March 27, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Net sales	$321,369	$276,229	$119,208	$597,598	$218,121
Cost of sales	164,431	142,262	88,202	306,693	161,377

Gross profit	156,938	133,967	31,006	290,905	56,744

%	48.8%	48.5%	26.0%	48.7%	26.0%
Selling, general and administrative	43,032	45,051	46,128	88,083	88,917
Research and development	40,790	39,687	39,341	80,477	75,356
Restructuring charges	211	206	2,921	417	3,234

Total operating expenses	84,033	84,944	88,390	168,977	167,507

%	26.1%	30.8%	74.1%	28.3%	76.8%
Operating income (loss)	72,905	49,023	(57,384)	121,928	(110,763)
%	22.7%	17.8%	(48.1)%	20.4%	(50.8)%
Other income, net	2,195	1,527	2,906	3,722	4,202

Income (loss) before income taxes	75,100	50,550	(54,478)	125,650	(106,561)
Provision for (benefit from) income taxes	11,792	9,294	(4,470)	21,086	9,839

Net income (loss)	$63,308	$41,256	$(50,008)	$104,564	$(116,400)

Net income (loss) per share:
Basic	$0.67	$0.43	$(0.52)	$1.10	$(1.21)

Diluted	$0.66	$0.43	$(0.52)	$1.09	$(1.21)

Shares used in basic per share calculation	94,065	96,000	96,472	95,299	96,336

Shares used in diluted per share calculation	95,332	96,672	96,472	96,369	96,336

NOVELLUS SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 26, 2010	December 31, 2009
	(Unaudited)	*
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$554,962	$501,370
Accounts receivable, net	152,622	150,624
Inventories	197,159	162,213
Deferred taxes and other current assets	78,913	83,615

Total current assets	983,656	897,822
Property and equipment, net	224,065	239,111
Non-current restricted cash and cash equivalents	113,793	133,105
Long-term investments	73,956	78,763
Goodwill	123,903	126,438
Intangible and other assets	80,897	83,739

Total assets	$1,600,270	$1,558,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$206,027	$162,387
Deferred profit	16,674	9,094
Current debt obligations	1,722	13

Total current liabilities	224,423	171,494
Long-term debt obligations	98,329	114,147
Long-term income taxes payable	49,356	48,332
Other liabilities	43,818	45,228

Total liabilities	415,926	379,201

Shareholders’ equity:
Common stock	1,141,810	1,179,220
Retained earnings and accumulated other comprehensive loss	42,534	557

Total shareholders’ equity	1,184,344	1,179,777

Total liabilities and shareholders’ equity	$1,600,270	$1,558,978

*	The December 31, 2009 condensed consolidated balance sheet was derived from our audited consolidated financial statements.